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Exhibit 99.(a)(5)                                                 Exhibit (a)(5)

                        SUPPLEMENT TO OFFER TO PURCHASE
                       ERP OPERATING LIMITED PARTNERSHIP
                               (THE "PURCHASER")
                      IS OFFERING TO PURCHASE 820 UNITS OF
                        LIMITED PARTNERSHIP INTEREST OF
                                 (THE "OFFER")
                   DAVIDSON DIVERSIFIED REAL ESTATE II, L.P.
                              (THE "PARTNERSHIP")
                          FOR $6,345 PER UNIT IN CASH
                              (THE "OFFER PRICE")

    We will accept up to 820 Units (as defined below) in response to the Offer in our Offer to Purchase, dated December 2, 1999, as amended and supplemented from time to time. We are currently seeking to acquire 820 Units. If we were to purchase the 820 Units being offered for, we would own 67% of the outstanding
Units. The Offer is not subject to a minimum number of Units being tendered. If
Units are validly tendered and not properly withdrawn prior to January 19, 2000
(the "Expiration Date"), unless extended, and the purchase of all such Units would result in there being less than 320 Unitholders, we will purchase only 99% of the total number of Units so tendered by each limited partner.

    We will pay for accepted Units promptly after the Expiration Date.

    The Offer Price will be reduced for any distributions declared or made by the Partnership between September 30, 1999 and the Expiration Date, unless further extended. THE PURCHASER WILL PAY ANY TRANSFER FEES, BROKERAGE FEES OR
COMMISSION THAT MAY ARISE UPON THE TENDER OF UNITS TO THE PURCHASER IN
CONNECTION WITH ITS OFFER (generally, up to 10% of the sales price, subject to a $150-200 minimum commission per trade). We are unaware of any other fees or commissions that you may incur.

    PLEASE READ THE OFFER TO PURCHASE, DATED DECEMBER 2, 1999, FOR A DESCRIPTION
OF THE TERMS OF THE OFFER.

    If you desire to accept the Offer, you should complete and sign the enclosed blue letter of transmittal (the "Letter of Transmittal") in accordance with the instructions thereto and mail or deliver the signed Letter of Transmittal and any other required documents to MMS Escrow and Transfer Agency, Inc. (the
"Depositary"), at one of its addresses set forth on the front cover of the blue
Letter of Transmittal.

    Questions and requests for assistance or for additional copies of the Offer to Purchase or the Letter of Transmittal may also be directed to the Depositary at (888) 292-4264.

    We are offering to purchase up to 820 of the outstanding limited partnership interests and certain attendant litigation rights (the "Units") in the Partnership for the Offer Price of $6,345 per Unit, net to the seller in cash, without interest, less the amount of distributions, if any, declared or made by the Partnership in respect of any Unit from September 30, 1999 until the Expiration Date, unless further extended. The Offer is made upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 2, 1999, an amendment to the Offer to Purchase dated December 22, 1999, this Supplement dated December 22, 1999, and the Letters of Transmittal dated
December 2, 1999 and December 22, 1999.

    We have extended the Expiration Date of the Offer to January 19, 2000, 4:00
p.m., central standard time. If you desire to accept the Offer, you must complete and sign the blue Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Depositary. You may withdraw your tender of
Units pursuant to the Offer at any time prior to the Expiration Date and, unless accepted for payment as provided in the Offer to Purchase, your tender may also be withdrawn any time on or after March 31, 2000.
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    The blue Letter of Transmittal and any other required documents should be sent or delivered by each tendering Unitholder or such Unitholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below or faxed to the Depositary to the number below, with an original copy sent in the mail thereafter. If you completed the previously sent yellow Letter of Transmittal and delivered it to the Depositary and have not withdrawn such tender, you do not need to complete the blue Letter of
Transmittal for your Units to be tendered to the Purchaser.

                        THE DEPOSITARY FOR THE OFFER IS:

                      MMS ESCROW AND TRANSFER AGENCY, INC.

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
By Hand or Overnight Courier:          By Mail:
MMS Escrow and Transfer Agency, Inc.   MMS Escrow and Transfer Agency, Inc.
1845 Maxwell St., Suite 101            P.O. Box 7090
Troy, MI 48084                         Troy, MI 48007
By Facsimile: (248) 614-4536

    For more information, please call the Depositary at (888) 292-4264.